Exhibit 99.1
FOR IMMEDIATE RELEASE
November 14, 2022
Tandy Leather Factory Reports Third Quarter 2022 Results and Opening of a New Store at Fort Bragg Army Base
FORT WORTH, TEXAS – November 14, 2022 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the third quarter, ended September 30, 2022.
Third Quarter Highlights:
•	Net sales of $19.1 million
•	Gross profit of $11.6 million and a gross margin of 60.8%
•	Operating income of $1.0 million
•	Net income of $0.7 million, or $0.09 per diluted share
•	Adjusted EBITDA* of $1.5 million
•	Ended the quarter with $3.1 million in cash and cash equivalents

Tandy Leather Factory’s third quarter sales were $19.1 million in 2022, down from $19.3 million in 2021.  2022 third quarter gross profit was $11.6 million versus $11.1 million in 2021.  As of September 30, 2022, the Company held $3.1 million of cash and cash equivalents, down from $10.2 million at year end and the Company’s September 30, 2021, balance of $6.1 million.  The Company held inventory of $42.3 million, versus $43.7 million as of September 30, 2021.  The Company had net basic and diluted net income in the quarter of $0.09 per diluted share, which was up from net basic and diluted losses of less than $0.01 in the prior year.  Additional details regarding the Company’s third quarter 2022 results can be found in its Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2022.

Janet Carr, Chief Executive Officer of the Company, said, “Our improved gross margins reflect the traction we’ve been gaining with our everyday-low-price pricing strategy which is driving higher full-priced selling as our promotional events come in softer.  Our margins are also helped by product and customer channel mix shifts with stronger growth in proprietary products and ecommerce. These factors, coupled with our concerted efforts to manage operating expenses, allowed us to grow the bottom line even against the modest decline in top-line sales.

“That said, we don’t see the consumer demand environment improving anytime soon.  Continued global inflation, rising labor costs and the current threat of recession are likely to prolong today’s very tough retail environment for the foreseeable future.  In Q3, we have nimbly refocused from sales growth initiatives (against significant headwinds) to drive profit and cash.  We are building our 2023 plan to deliver cash and profit growth under the assumption that consumer demand will continue to be soft – by optimizing gross profit dollars and proactive reductions in operating expenses.”

The Company also announced the opening of its 104th store at the concession mall at the Fort Bragg Army Base in North Carolina.  Tandy has a strong affinity with members of the military and believes this store will be an important test of the potential for other military locations around the world.

As previously announced, the Company will host an investor presentation online (via Zoom) and by phone on November 15, 2022, at 9:00 am CT to discuss the Company’s third quarter operating results and longer-term strategies.  Investors and other interested participants may attend the presentation on the web or by phone as follows:
Join Zoom Meeting online:  https://us02web.zoom.us/j/83006771719
Meeting ID: 830 0677 1719
By phone using one tap mobile
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Or Dial by your location and when prompted enter Meeting ID: 830 0677 1719
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Find your local number:https://us02web.zoom.us/u/kdFJEio280
*  Adjusted EBITDA is a non-GAAP financial measure that excludes depreciation and amortization, interest expense, income tax provision (benefit), non-routine items, and stock-based compensation expense (which does not require settlement in cash) in order to provide helpful information to investors to facilitate a comparison of the Company’s operating performance to that of other companies. Non-routine items are primarily legal and accounting costs associated with the restatement.  The following is a reconciliation of the Company’s net loss to Adjusted EBITDA (in thousands):

Tandy Leather Factory, Inc.
Reconciliation of Net income (loss) to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net income (loss)	$723	$(16)	$779	$1,269
Add back:
Depreciation and amortization	303	266	899	805
Interest expense	1	2	11	12
Income tax provision (benefit)	258	2	278	382
Stock-based compensation	248	206	813	593
Non-routine items related to restatement	-	124	246	1,157
Adjusted EBITDA	$1,533	$584	$3,026	$4,218

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 103 North American stores, located in 40 US states and six Canadian provinces, and one store located in Spain. Its common stock trades on The Nasdaq Stock Market under the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact: Janet Carr, Tandy Leather Factory, Inc. (817) 872-3200 orjanet.carr@tandyleather.com
This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.